UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 28, 2012

NETSCOUT SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

0000-26251	04-2837575
(Commission File Number)	(IRS Employer Identification No.)

310 Littleton Road Westford, Massachusetts	01886
(Address of principal executive offices)	(Zip Code)

(978) 614-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departures of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Amendment and Restatement of Named Executive Officer Severance Agreements

On May 28, 2012, NetScout Systems, Inc, or the Company, entered into amended and restated severance agreements with each of its named executive officers other than its Chief Executive Officer. These amended and restated severance agreements replaced the Company’s existing severance agreements with these named executive officers.

The purposes of the amendment and restatement of the existing agreements were generally to update certain provisions with respect to Section 409A of the Internal Revenue Code of 1986, as amended, or the Code, to clarify the order of potential payment cut backs under Section 280G of the Code, and to make other technical amendments to the existing severance agreements. The severance agreement for Jean Bua, the Company’s Chief Financial Officer, was also amended and restated to conform her benefits to those provided to Michael Szabados, the Company’s Chief Operating Officer, David P. Sommers, the Company’s Executive Vice Chairman, and John W. Downing, the Company’s Senior Vice President, Worldwide Sales Operations by increasing the salary continuation period from six months to twelve months and providing for accelerated vesting of any outstanding unvested equity awards on the terms and under the circumstances described below.

Description of Terms of Amended and Restated Severance Agreements

The amended and restated severance agreements provide certain payments in the event that such officer is terminated without cause (as defined in the applicable agreement) or as a result of death or disability (as defined in the applicable agreement) or resigns for good reason (as defined in the applicable agreement) at any time prior to a change in control of the Company (as defined in the applicable agreement) or within one year thereafter. In such event, such officer will receive 12 months of his or her then current salary, and, if such termination occurs after a change in control, such officer will also receive a prorated amount of his or her maximum annual target bonus, based on the months elapsed in such year, that in any event will not be less than 50% of his or her maximum annual target bonus and accelerated vesting of any outstanding unvested equity awards under the Amended and Restated 2007 Equity Incentive Plan and any successor equity compensation plan of the Company that would have vested or become exercisable within one year of such termination.

With respect to the amended and restated severance agreement with Mr. Downing, if such termination occurs after a change in control such payments will also include a prorated amount of his maximum target sales commissions (without double counting for previously paid commissions) that in any event will not be less than 50% of his maximum target sales commissions.

Each of the severance agreements listed above contains a one year initial term with one year automatic renewal terms unless the Company or the respective executive officer elects not to renew the agreement.

The severance agreements also contain forfeiture provisions requiring repayment of severance amounts if it is ultimately determined that the named executive officer committed certain prohibited conduct while employed by the Company or materially breached any of the officer’s agreements with the Company.

Amendment to Anil K. Singhal Employment Agreement

Additionally, on May 28, 2012, the Company entered into an amendment to the employment agreement of the Company’s Chief Executive Officer, Anil K. Singhal. The purpose of the amendment was to update certain provisions of Mr. Singhal’s employment agreement relating to Section 409A of the Code and to clarify a provision in Schedule A to the employment agreement for consistency with certain previously amended provisions of the employment agreement.

Copies of the Form of Amended and Restated Severance Agreement entered into by the Company and each of Mr. Szabados, Sommers and Downing, the Amended and Restated Severance Agreement, entered into by the Company and Ms. Bua, and Amendment No. 3 to Agreement Relating to Employment entered into by the Company and Mr. Singhal are attached hereto as Exhibits 10.1, 10.2, and 10.3, respectively, and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The Company hereby files the following exhibits:

10.1	Form of Amended and Restated Severance Agreement for Named Executive Officers (other than the CEO and CFO)

10.2	Amended and Restated Severance Agreement, dated May 28, 2012, by and between the Company and Jean Bua

10.3	Amendment No. 3, dated May 28, 2012, to Agreement Relating to Employment, dated December 22, 2008, by and between the Company and Anil K. Singhal

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NETSCOUT SYSTEMS, INC.

By:	/s/ Jean Bua
Jean Bua
Chief Financial Officer

Date: June 1, 2012

Exhibit Index

Exhibit Number	Description

10.1	Form of Amended and Restated Severance Agreement for Named Executive Officers (other than the CEO and CFO)

10.2	Amended and Restated Severance Agreement, dated May 28, 2012, by and between the Company and Jean Bua

10.3	Amendment No. 3, dated May 28, 2012, to Agreement Relating to Employment, dated December 22, 2008, by and between the Company and Anil K. Singhal